EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Jenifer Kirtland/Doug Sherk 415-896-6820 Media:
763-557-2222	Steve DiMattia, 646-201-5445

ATS Medical Announces Record Quarterly and Full Year Revenue
Fourth Quarter 2007 Revenue Increases 32% to $14.2 Million
Gross Profit Margin at 58.2% Sets Quarterly Record

MINNEAPOLIS, MN, February 25, 2008 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the fourth quarter and full year ended December 31, 2007. Revenue for the quarter was $14.2 million, up 32.4% from $10.7 million reported in the fourth quarter of 2006.

Contributing to the strong fourth quarter revenue growth was a 166.7% increase in revenues from the Company’s ATS CryoMaze™ cryoablation products for the treatment of cardiac arrhythmias. Revenue from this product line rose to $3.6 million. Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 13.3% on a year-over-year basis to $10.3 million. The growth reflected a 13.5% increase in mechanical valve revenue. Revenue from products and services other than the Company’s mechanical valves represented 33% of total revenue during the fourth quarter of 2007 compared with 21% in the fourth quarter of 2006.

Gross profit margin for the fourth quarter of 2007 set another quarterly record of 58.2% compared with 51.0% for the fourth quarter of 2006, and 56.3% for the third quarter of 2007. The prior record gross margin was 57.8% in the first quarter of 2007.

“Our strong fourth quarter revenue growth and improved gross profit demonstrate continuing progress towards our goal of leadership in cardiac surgery by advancing the standards in the treatment of heart valve disease and cardiac arrhythmias,” said Michael Dale, Chairman, President and Chief Executive Officer. “We have made substantial progress in diversifying our cardiac surgery offerings, while continuing to grow our mechanical heart valve franchise. We are particularly pleased by the increased revenue contribution of our new product lines designed to treat atrial fibrillation and heart valve repair therapies.”

Recent and Upcoming New Product Highlights

Surgical Arrhythmias

•	Dr. James Cox – Effective January 1, 2008, Dr. Cox joined ATS Medical as Medical Director. Dr. Cox is a world renowned cardiac surgeon and is regarded as a leading expert in the treatment of atrial fibrillation. During his illustrious career he developed the original cut-and-sew Maze procedure. The original Maze procedure is considered the ‘Gold Standard’ solution for clinical success in the treatment of atrial fibrillation due to the >90% freedom from atrial fibrillation at fifteen years of follow-up. Dr. Cox is leading ATS in the quest to bring the long-term clinical success of his Maze procedure to a minimally invasive approach through the development of new tools and clinical techniques that leverage the ATS CryoMaze technology.

•	ATS CryoMaze surgical ablation probes and clamps – Several new products are under development to enhance the utility of the Company’s existing products and tools for the treatment of atrial fibrillation. The Company anticipates launching a next generation ablation clamp and probe in mid 2008.

•	Stand Alone Atrial Fibrillation– Over fifteen US centers have performed stand-alone ablation using the existing ATS CryoMaze products. These efforts include a study at East Carolina University where 57 patients have been treated for atrial fibrillation using ATS CryoMaze through minimally invasive access. The results of the study demonstrate over 90% freedom from atrial fibrillation at six months.

Tissue Heart Valves

•	ATS 3f® Aortic Bioprosthesis: The Company’s first generation tissue valve has been approved for sale in Europe and Canada and launch activities in these geographies are underway. The ATS 3f Aortic Bioprosthesis represents the Company’s first product targeted at the largest market in cardiac surgery, tissue heart valves.

As announced previously, the Food and Drug Administration (FDA) has asked ATS to provide additional information and clarification in support of its PMA for the ATS 3f Aortic Bioprosthesis. The request relates primarily to in-vitro testing submitted in the original IDE application. The Company intends to work collaboratively with the FDA to answer all questions early in 2008. Management remains confident that the ATS 3f Aortic Bioprosthesis has met or exceeded all of the requirements and is approvable, but it is now anticipated in the second half of 2008.

•	ATS 3f Enable™ Aortic Bioprosthesis: Enrollment in the Company’s European clinical trial of its Enable tissue valve designed to provide a less invasive approach for aortic valve replacement continues to progress with excellent clinical results. The Company expects to reach enrollment of 100 patients in the pivotal stage of the trial around mid year, and anticipates its first regulatory approval for commercialization in 2009.

Mechanical Valves

•	ATS Open Pivot AP360™ Mechanical Heart Valve: The Company received FDA approval of its ATS AP360 Heart Valve in December 2007. The AP360 is the Company’s most competitive Open Pivot product, with the same hemodynamic features as its existing supra annular AP valve but with a revised cuff design to enable easier suturing. A limited launch has begun and initial physician experience has been extremely positive. The Company is currently building inventory in preparation for a wider launch in the second quarter.

Repair Products

•	ATS Simulus® Semi-Rigid and Adjustable Flexible Rings: Initial launch and implants have been completed and surgeon feedback has been very positive. Both rings have been designed to be easily used with the da Vinci® robotic system from Intuitive Surgical (Nasdaq: ISRG) and minimally invasive repair techniques. Because of the ease of suture placement, the ATS Simulus Flexible rings and bands are fast becoming the annuloplasty device of choice among surgeons performing surgical robotic mitral valve repair.

“We finished 2007 with good momentum and a strong product pipeline that will continue to drive our growth in 2008,” continued Mr. Dale. “Our new development efforts have produced innovative new products designed specifically to improve efficacy for the cardiac surgeon and safety for their patients. As a result, we have made substantial progress on several key milestones – diversifying our revenue sources, leveraging our sales force and enhancing our profit potential. We believe 2008 will be another landmark year for ATS and we look forward to continued growth and enhanced financial performance.”

Additional Financial Results

The operating loss for the fourth quarter was $4.9 million compared with an operating loss of $5.6 million in the fourth quarter of 2006. The net loss for the 2007 fourth quarter was $6.2 million, or $0.10 per share, compared with $6.1 million, or $0.15 per share in the fourth quarter of 2006.

Full Year 2007 Results

For the full year 2007, revenue totaled $49.6 million, 22.6% above 2006 revenue of $40.4 million. The Company reported a net loss for 2007 of $23.0 million, or $0.44 per share, compared to a net loss of $27.7 million, or $0.83 per share, in 2006. The net loss for 2007 included charges for acquired in-process research and development of $3.5 million related to the CryoCath asset acquisition and $0.8 million related to discontinuance of the PARSUS development program. The net loss for 2006 included a charge for acquired in-process research and development of $14.4 million related to the acquisition of 3f Therapeutics.

2008 Outlook

For the full year 2008 the Company expects revenue to grow approximately 21% to 29% from 2007 to a range of $60 to $64 million. The Company continues to expect to generate a profit in the fourth quarter of 2008.

Conference Call Today

ATS management will host a conference call today, February 25, 2008 at 5:00 p.m. ET to discuss its fourth quarter financial results and current corporate developments. The dial-in number for the conference call is 800-218-4007 for domestic participants and 303-262-2142 for international participants. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 800-405-2236 for domestic participants and 303-590-3000 for international callers, using the passcode 11109130#.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 145,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$14,217	$10,740	$49,587	$40,449
Cost of goods sold	5,937	5,266	21,348	19,568

Gross profit	8,280	5,474	28,239	20,881

Operating expenses:
Sales and marketing	7,019	5,851	24,633	21,008
Research and development	2,173	2,011	7,546	3,381
In-process research and development	—	—	3,500	14,400
Distributor termination expense	—	657	—	733
General and administrative	3,099	2,498	10,417	8,786
Amortization of intangibles	885	106	2,516	106
Intangible asset impairment	—	—	755	—

Total operating expenses	13,176	11,123	49,367	48,414

Operating loss	(4,896)	(5,649)	(21,128)	(27,533)

Interest expense, net	(555)	(434)	(1,822)	(1,669)
Other income (expense)	(594)	3	61	1,528

Net loss before income taxes	(6,045)	(6,080)	(22,889)	(27,674)
Income tax expense	116	—	119	—

Net loss	($6,161)	($6,080)	($23,008)	($27,674)

Net loss per share:
Basic and diluted	($0.10)	($0.15)	($0.44)	($0.83)

Weighted average number of shares outstanding:
Basic and diluted	59,412	40,304	52,589	33,537

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	2007	2006
Assets
Cash and short-term investments	$14,669	$10,704
Accounts receivable	11,186	11,677
Inventories	18,743	18,782
Prepaid expenses	1,143	1,175

Total current assets	45,741	42,338

Property and equipment, net	7,739	8,213
Intangible assets	50,779	33,155
Other assets	1,638	2,134

Total assets	$105,897	$85,840

Liabilities & shareholders’ equity
Accounts payable	$4,794	$3,183
Accrued compensation	2,361	2,589
Other accrued liabilities	2,000	2,457
Current maturities of bank notes payable	2,457	1,133
Warrant liability	3,913	—

Total current liabilities	15,525	9,362

Convertible senior notes payable	17,436	17,394
Bank notes payable	6,143	1,194
Payable to CryoCath Technologies Inc.	1,742	—
Deferred income taxes	95	—

Shareholders’ equity	64,956	57,890

Total liabilities & shareholders’ equity	$105,897	$85,840

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Year Ended December 31,
	2007	2006
Operating activities
Net loss	($23,008)	($27,674)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	4,622	1,924
Loss on disposal of equipment	—	26
Stock compensation expense	1,454	1,103
Acquired in-process research and development	3,500	14,400
Impairment of intangibles	755	—
Deferred income taxes	95	—
Non-cash interest expense	546	463
Change in value of common stock appreciation rights and convertible senior notes derivative liabilities	554	(1,528)
Changes in operating assets and liabilities	1,939	1,456

Net cash used in operating activities	(9,543)	(9,830)

Investing activities
Maturities (purchases) of short-term investments, net	1,903	(990)
Acquisition of assets of CryoCath Technologies Inc.	(21,074)	—
Business acquisition costs, net of cash acquired	(1,791)	(717)
Payments for technology licenses and other intangibles	(277)	(521)
Purchases of furniture, machinery and equipment	(748)	(1,208)
Other	(36)	—

Net cash used in investing activities	(22,023)	(3,436)

Financing activities
Advances on bank notes payable	8,600	1,500
Repayments on bank notes payable	(2,327)	(909)
Net proceeds from sales of common stock and warrants	31,196	123
Other	168	—

Net cash provided by financing activities	37,637	714

Other items	(203)	544

Increase (decrease) in cash and cash equivalents	$5,868	($12,008)

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Revenue for the Three Months		Revenue for the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

Heart valve therapy	$10,336	$9,122	$38,558	$35,343
Surgical arrhythmias	3,576	1,341	9,689	4,554
Surgical tools & accessories	305	277	1,340	552

Total revenue	$14,217	$10,740	$49,587	$40,449

* * * *